Exhibit 10.1

Pursuant to 17 C.F.R. § 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

ETHANOL PURCHASE AND SUPPLY AGREEMENT

                THIS ETHANOL PURCHASE AND SUPPLY AGREEMENT (“Agreement”) is made and entered into as of the day and year set forth above the signatures hereto by and between Iowa Falls Ethanol Plant, L.L.C., an Iowa limited liability company (“IFEP”), and Eco-Energy, Inc., a Tennessee corporation (“EEI”).

RECITALS:

A.                                   IFEP is in the process of constructing an ethanol plant located in or around Iowa Falls, Iowa.

B.                                     EEI desires to submit purchase orders for the entire output of Ethanol (as that term is defined in Section 1 of this Agreement) to IFEP, and IFEP desires to receive purchase orders for the entire output of Ethanol from EEI, and if IFEP accepts any such purchase orders, EEI and IFEP desire to, respectively, purchase and sell the Ethanol which is the subject of those accepted purchase orders, all upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the Recitals and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IFEP and EEI agree as follows:

1.             Definitions.  The following terms shall have the meanings set forth below for purposes of this Agreement:

(a)            Accepted Purchase Order.  The term “Accepted Purchase Order” is defined in Section 3 of this Agreement.

(b)           Affiliate.  The term “Affiliate” shall mean, with respect to either party to this Agreement, any person that now or hereafter (i) is owned or controlled, directly or indirectly, by such party, (ii) owns or controls, directly or indirectly, such party, or (iii) is under common control with such party.

(c)            Agreement.  The term “Agreement” shall mean this Ethanol Purchase and Supply Agreement, as the same may be amended from time to time pursuant to Section 29 of this Agreement.

(d)           EEI.  The term “EEI” shall mean Eco-Energy, Inc., and its permitted successors and assigns.

(e)            EEI Carrier.  The term “EEI Carrier” is defined in Section 5 of this Agreement.

(f)            Ethanol.  The term “Ethanol” shall mean the denatured ethanol which is produced at the Plant.

(g)           IFEP.  The term “IFEP” shall mean Iowa Falls Ethanol Plant, L.L.C., and its permitted successors and assigns.

(h)           Impossibility Event.  The term “Impossibility Event” is defined in Section 27 of this Agreement.

(i)             Plant.  The term “Plant” shall mean the ethanol plant of IFEP located in or around Iowa Falls, Iowa.

(j)             Production Estimate.  The term “Production Estimate” is defined in Section 2 of this Agreement.

(k)            Purchase Order.  The term “Purchase Order” is defined in Section 2 of this Agreement.

(l)             Purchase Order Form.  The term “Purchase Order Form” is defined in Section 4 of this Agreement.

(m)           Purchase Price.  The term “Purchase Price” is defined in Section 9 of this Agreement.

(n)           Rejected Purchase Order.  The term “Rejected Purchase Order” is defined in Section 3 of this Agreement.

(o)           Specifications.  The term “Specifications” is defined in Section 14 of this Agreement.

(p)           Storage Limit.  The term “Storage Limit” is defined in Section 8 of this Agreement.

(q)           Value-Added Transaction.  The term “Value-Added Transaction” is defined in Section 9 of this Agreement.

(r)            VAT Payment.  The term “VAT Payment” is defined in Section 9 of this Agreement.

Other terms utilized in this Agreement may be defined elsewhere in this Agreement.

2.            Purchase Orders From EEI; Estimated Production of Ethanol.  EEI shall submit purchase orders (each, a “Purchase Order”) to IFEP for purchases of the entire output of Ethanol from the Plant, all upon and subject to the terms and conditions of this Agreement.

EEI shall submit Purchase Orders on such a periodic basis as is necessary to permit IFEP to operate at and maintain IFEP’s normal, full production capacity schedule and otherwise with such sufficient advance notice so as to reasonably allow IFEP to determine that the Storage Limit will not be exceeded and for IFEP to provide the services required of IFEP under Section 5 of this Agreement.

IFEP shall  provide to EEI, at least four (4) days prior to the first business day of each calendar week, a written estimate (each, a “Production Estimate”) of IFEP’s estimated production of Ethanol which includes the calendar week in question.  IFEP may give Production Estimates on a weekly, monthly or other periodic basis, and IFEP may amend any Production Estimate at any time.  IFEP will also keep EEI informed on each business day (i.e., excluding weekends and IFEP recognized holidays) regarding the Ethanol inventory at the Plant.  All such Production Estimates and daily information may be given by IFEP to an EEI Representative (as that term is defined in Section 25 of this Agreement) designated by EEI by facsimile, or to such other individual, facsimile number and/or by such other reasonable means as EEI may designate to IFEP in writing from time to time in accordance with Section 35 of this Agreement.  The current facsimile number of EEI for this purpose is set forth below EEI’s signature to this Agreement.

The nameplate design capacity of the Plant is 40,000,000 gallons of ethanol per year, and the estimated output of Ethanol from the Plant at full production capacity is anywhere from approximately 40,000,000 to 50,000,000 gallons per year once the Plant is at full production capacity.  IFEP estimates that the Plant will commence operations and the production of Ethanol some time during the month of November, 2004, and that the Plant could be at full production capacity within thirty (30) days of the commencement date of operations at the Plant.  IFEP may, however, in its discretion, from time to time expand the nameplate design capacity of the Plant to anywhere up to 90,000,000 gallons of ethanol per year, such that the estimated output of Ethanol from the Plant at full production capacity may be anywhere from the current approximately 40,000,000 gallons per year to up to approximately 100,000,000 gallons per year.  IFEP will keep EEI reasonably apprised of the progress of any such expansion, and IFEP will provide EEI with written notice of the estimated date on which additional Ethanol will first be available pursuant to any such expansion at least one hundred eighty (180) days before such date.

IFEP shall, however, have the right to manage its business in all respects and in its discretion, and it is understood that the total output of Ethanol may vary and shall be determined by IFEP from time to time, and that no warranty or representation has been made by IFEP as to the output of Ethanol from the Plant at any given time or from time to time.  IFEP will, however, fulfill Accepted Purchase Orders, and will use commercially reasonable efforts to produce the amount of Ethanol estimated in its Projection Estimates, all upon and subject to the terms and conditions of this Agreement.  EEI also understands that IFEP may produce Ethanol in excess of the amounts set forth in IFEP’s Production Estimates, and EEI will submit Purchase Orders for all Ethanol which may from time to time be produced at the Plant which is in excess of the amounts set forth in any Production Estimates, all upon and subject to the terms and conditions of this Agreement.

3.             Acceptance or Rejection of Purchase Orders by IFEP.  IFEP may accept or reject each Purchase Order, in whole, but not in part, in IFEP’s commercially reasonable discretion.

IFEP shall attempt to notify EEI via e-mail (if an e-mail address is provided in the Purchase Order), or otherwise to any EEI Representative, of whether IFEP accepts or rejects each Purchase Order within the time period set forth in the Purchase Order.  If IFEP fails to notify EEI within the time period set forth in the Purchase Order, however, IFEP shall be deemed to have rejected the Purchase Order in question.

Any Purchase Order which is accepted by IFEP is referred to in this Agreement as an “Accepted Purchase Order”.  Any Purchase Order which is rejected by IFEP is referred to in this Agreement as a “Rejected Purchase Order”.

4.             Additional Terms Regarding Submission of Purchase Orders; Priority of This Agreement.  A Purchase Order may include a request for the sale of Ethanol on a one-time basis or on a weekly, monthly, quarterly or other periodic basis.

                Each Purchase Order shall be placed by EEI properly completing and executing a purchase order in either the form attached to this Agreement as Exhibit “A” or Exhibit “B” or another written purchase order form acceptable to IFEP (in any case, the “Purchase Order Form”), and forwarding the completed and executed Purchase Order Form to IFEP either (i) in accordance with Section 35 of this Agreement, or (ii) by e-mail to the attention of            at           or to the attention of such other individual or to such other e-mail address as may be designated by IFEP from time to time in accordance with Section 35 of this Agreement.

                The Purchase Order contemplated by Exhibit “B” will (or another written Purchase Order Form acceptable to IFEP may) take the form of EEI submitting to IFEP a proposed minimum purchase price for Ethanol (the “Posted Price”) which will be effective for the day, week, month or other period of time set forth in the Purchase Order Form (in any such case, the “Posted Price Sales Period”), along with a proposed maximum number of gallons of Ethanol which may be sold at or above the Posted Price at any time during, and for pick-up by EEI during, the Posted Price Sales Period.  If IFEP accepts such a Purchase Order, EEI may sell up to the maximum number of gallons of Ethanol set forth in the Purchase Order Form at or above the Posted Price at any time during, and for pick-up by EEI during, the Posted Price Sales Period without further approval of each such sale by IFEP, but otherwise upon and subject to the terms and conditions of this Agreement, and each such sale shall also be an Accepted Purchase Order.

                Each Purchase Order placed by EEI by a Purchase Order Form in the form of Exhibit “A” or another similar written Purchase Order Form acceptable to IFEP shall be irrevocable by EEI for the Acceptance Period specified in the Purchase Order, but EEI does not have a binding obligation to purchase any Ethanol pursuant to said Purchase Order unless EEI is able to enter into an agreement with a third party for the sale of the Ethanol by EEI to such third party within one (1) day of IFEP’s acceptance of the Purchase Order in question.  If EEI does not enter into such agreement within said one (1) day period, the Purchase Order in question shall automatically become a Rejected Purchase Order.  EEI shall, however, utilize its best efforts to enter into such third party sales and to otherwise purchase the Ethanol subject to each Purchase Order.  Each Purchase Order placed by EEI by a Purchase Order Form in the form of Exhibit “B” or another similar written Purchase Order Form acceptable to IFEP shall be irrevocable by EEI for the Acceptance Period specified in the Purchase Order, but EEI does not have a binding obligation to purchase any Ethanol pursuant to said Purchase Order unless and until EEI enters into an agreement with a third party for the sale of the Ethanol by EEI to such third party during, and for pick-up by EEI during, the Posted Price Sales Period.  EEI shall, however, utilize its best efforts to enter into such third party sales and to otherwise purchase the Ethanol subject to each Purchase Order.  EEI shall provide IFEP with written notice of all sales by EEI to third parties of Ethanol which is the subject of an Accepted Purchase Order, which notice may be in the form of loading instructions pursuant to Section 5 of this Agreement.

All Accepted Purchase Orders are made upon and subject to, and are expressly limited solely to, the terms and conditions of the corresponding Purchase Order Form and this Agreement, and IFEP hereby objects to any additional, different or inconsistent terms which may be set forth in any Purchase Order Form or in any other document that EEI may at any time submit to IFEP along with any Purchase Order Form or otherwise, and no such additional, different or inconsistent terms shall be part of any Accepted Purchase Order or this Agreement or shall otherwise have any force or effect whatsoever.  Without limiting the generality of the foregoing, in the event of any inconsistency or conflict between any terms or conditions of this Agreement and any terms or conditions of any Purchase Order Form submitted by EEI, the terms and conditions of this Agreement shall govern and control to the full extent of such inconsistency or conflict.

                5.             Loading of Ethanol.  All Ethanol purchased by EEI under this Agreement shall be made available to EEI at the Plant in gallons which have been temperature corrected to sixty (60) degrees Fahrenheit.  EEI shall be responsible for arranging and providing for the pick-up at the Plant of all Ethanol purchased by EEI under this Agreement by truck carrier or by rail car carrier (in either case, each an “EEI Carrier”) and for the subsequent delivery of all such Ethanol by each EEI Carrier to whatever locations are desired by EEI.

If delivery of any Ethanol by EEI will be by truck, the Ethanol will be made available F.O.B. the Plant and shall otherwise be at EEI’s cost and expense, except only that IFEP will provide the labor and Plant equipment necessary to load the Ethanol onto the truck of the EEI Carrier at the Plant.

If delivery of any Ethanol by EEI will be by rail car, the Ethanol will be made available F.O.B. the Plant and shall otherwise be at EEI’s cost and expense, except only as may be provided below in this Section and that IFEP will provide the labor and Plant equipment necessary to load the Ethanol onto the rail car of the EEI Carrier at the Plant.

EEI shall, in consultation and with the prior approval and agreement of IFEP, (i) estimate the number of rail cars required to handle the transportation of Ethanol purchased by EEI pursuant to this Agreement; (ii) negotiate the lease rates and other terms for the lease or leases of such rail cars (collectively, the “Rail Car Leases”); and (iii) negotiate the rates and other terms of such rail and freight contracts as are deemed necessary by EEI and IFEP (collectively, the “Rail Contracts”).  All Rail Car Leases shall be entered into by, and shall be in the name of, EEI and EEI shall fully and timely comply with all of the terms and conditions of the Rail Car Leases, including, without limitation, after the rail cars subject to the Rail Car Leases have been subleased to IFEP as provided below.  EEI and IFEP agree that the initial Rail Car Leases and related rail cars for purposes of this Agreement are identified in Exhibit “D” to this Agreement (respectively, the “Current Rail Car Leases” and the “Current Rail Cars”).  EEI represents and warrants to IFEP that EEI has provided IFEP with a true, correct and complete copy of each of the Current Rail Car Leases and that all of the Current Rail Car Leases permit the sublease of the Current Rail Cars to IFEP upon the same terms and conditions as set forth in the applicable Current Rail Car Lease.

If this Agreement is terminated for any reason, including, but not limited to, pursuant to Section 19(b) of this Agreement, IFEP shall sublease all of the Current Rail Cars from EEI, upon the same terms and conditions as are provided in the respective Current Rail Car Leases.  EEI shall, notwithstanding any such sublease of any Current Rail Cars to IFEP, be and remain responsible for any and all breaches of and defaults under the Current Rail Car Leases by EEI.  All payments required to be made under the Current Rail Car Leases after the Current Rail Cars have been subleased to IFEP shall be made by IFEP to EEI, by wire transfer, within ten (10) days of IFEP’s receipt of an invoice therefor from EEI.  EEI will not invoice IFEP for any amounts payable under the Current Rail Car Leases more than ten (10) days in advance of the date such amounts are due under the applicable Current Rail Car Lease.  Any such payments which are not made by IFEP when due shall bear interest at the rate of ten percent (10%) per annum from the date due until paid.

EEI agrees to utilize its best efforts to include terms in any future Rail Car Leases as may be agreed upon by EEI and IFEP which allow for the assignment of the Rail Car Lease to IFEP or its successors and assigns at any time and for any reason, without the consent of the lessor.  If any future Rail Car Lease contains such assignment terms, such Rail Car Lease shall be deemed to be automatically assigned by EEI to IFEP upon any termination of this Agreement for any reason, including, but not limited to, pursuant to Section 19(b) of this Agreement.  If any future Rail Car Lease does not allow for assignment to IFEP, the Rail Car Lease must permit the sublease of the rail cars subject to the Rail Car Lease to IFEP, and in such circumstance, the rail cars will be subleased by EEI to IFEP upon any termination of this Agreement as is otherwise provided above with respect to the Current Rail Car Leases and the Current Rail Cars.  EEI shall in all events be and remain responsible for any and all breaches of and defaults under any future Rail Car Leases by EEI.

All Rail Contracts shall be in the name of IFEP.

All rental and other amounts payable under the Rail Car Leases shall be timely paid by EEI.  EEI will, however, invoice IFEP for all such rental and other amounts, and all such rental and other amounts will be deducted from the next Purchase Price payable by EEI to IFEP unless IFEP pays such rental and other amounts by wire transfer within ten (10) days of IFEP’s receipt of the invoice from EEI.  EEI’s invoice shall include a copy of any invoice received from the lessor under the Rail Car Lease in question.

IFEP will timely pay all freight and other amounts payable under the Rail Contracts. IFEP will, however, invoice EEI for all such freight and other amounts, and all such freight and other amounts shall be payable by EEI by wire transfer within ten (10) days of EEI’s receipt of IFEP’s invoice.  IFEP’s invoice shall include a copy of any invoice received from the other party under the Rail Contract in question.

As provided above, EEI shall be responsible for the selection of the EEI Carriers, but IFEP reserves the right to reject or to revoke any prior approval of any truck or rail car carrier selected by EEI from time to time upon any reasonable basis and upon fifteen (15) days notice.

EEI shall be responsible for compliance with all laws, rules, regulations, ordinances and orders applicable to the delivery, transportation and shipment of all Ethanol.

6.             Title and Risk of Loss.  The title to, and all risk of shipment, loss, destruction or damage to all Ethanol purchased by EEI shall automatically pass from IFEP to EEI at the time the Ethanol crosses the loading flange between the Plant and the truck or the rail car, as the case may be, of the EEI Carrier.

                7.             Other Duties of EEI.  EEI will devote its best efforts and such time as is necessary to diligently market and promote the sale of the entire output of Ethanol from the Plant.  Without limiting the generality of the foregoing, EEI agrees as follows:

(a)           EEI shall use its best efforts to achieve the highest price for the Ethanol available under prevailing market conditions and to enter into Value-Added Transactions.

(b)           EEI shall comply with all applicable local, provincial, state, federal or other governmental laws, rules, regulations, ordinances and orders.

(c)           EEI shall promptly notify IFEP of any problems or questions raised by any customer of EEI with respect to any Ethanol or EEI’s relationship or dealings with such customer regarding any Ethanol.

(d)           EEI shall advise IFEP of any matter regarding any Ethanol which comes to the attention of EEI which raises an issue of compliance of the Ethanol with any applicable local, provincial, state, federal or other governmental laws, rules, regulations, ordinances or orders.

(e)           EEI shall obtain and continuously maintain in effect any and all governmental or other consents, approvals, authorizations, qualifications, registrations, licenses or permits which are necessary or appropriate for EEI to fully and timely perform all of its services, duties and obligations under this Agreement.

(f)            EEI shall not engage in any negligent, illegal, deceptive, fraudulent or misleading acts or omissions in connection with the performance of any services, duties or obligations under this Agreement, including, without limitation, providing any deceptive, fraudulent, misleading, false or incorrect information to IFEP or any customer of EEI.

(g)           EEI will engage, at the sole cost and expense of EEI, such number of personnel as are necessary for EEI to timely and fully comply with the terms of this Agreement.  All such personnel shall be employees, agents or independent contractors of EEI and not of IFEP, and shall be bound by all of the terms and conditions of this Agreement.  EEI shall be responsible and liable for assuring full compliance by all such personnel with all of the terms and conditions of this Agreement.

(h)           The facilities and equipment which are utilized in connection with any inventory of Ethanol which is held by EEI from time to time will be of the nature and quality which are necessary to maintain the quality and condition of the Ethanol.

(i)            EEI shall have the sole and complete responsibility for the collection of its accounts (including in all Value-Added Transactions), and no delinquencies in any of those accounts shall affect EEI’s duty to pay IFEP the Purchase Price for any Ethanol purchased by EEI pursuant to this Agreement or any VAT Payments.  All collection steps and procedures which are taken by EEI with respect to any delinquent account regarding any Ethanol shall be in compliance with all applicable laws, rules, regulations, ordinances and orders.

8.            Other Duties of IFEP; Storage Limit.  IFEP shall utilize meters at the Plant that measure both gross and net 60 degrees Fahrenheit temperature corrected gallons of Ethanol.

IFEP shall provide storage space at the Plant for not less than ten (10) full days of production of Ethanol (the “Storage Limit”), based on the then current nameplate design capacity of the Plant.  EEI will immediately notify IFEP in writing (a “Storage Notice”) in the event EEI determines that EEI will not, for whatever reason, remove some Ethanol before the Storage Limit is exceeded.  The giving of a Storage Notice does not, however, establish a waiver of or otherwise relieve EEI of its duties and obligations under this Agreement.  If EEI gives IFEP a Storage Notice or otherwise does not remove some Ethanol before the Storage Limit is exceeded, for whatever reason (including under Section 27 of this Agreement), then IFEP may, in its discretion, but is not required to, sell or otherwise dispose of such Ethanol as is necessary to cause the Storage Limit to not be exceeded.  IFEP’s rights under this paragraph include the right to sell or otherwise dispose of Ethanol which is the subject of an Accepted Purchase Order, but only if such Ethanol is not timely removed by EEI in accordance with this Agreement, in which event the Accepted Purchase Order in question may, at IFEP’s option, be terminated by IFEP, without IFEP having any liability to EEI.

IFEP also agrees as follows:

(a)           IFEP shall comply with all applicable local, provincial, state, federal or other governmental laws, rules, regulations, ordinances and orders.

(b)           IFEP shall advise EEI of any matter regarding any Ethanol which comes to the attention of IFEP which raises an issue of compliance of the Ethanol with any applicable local, provincial, state, federal or other governmental laws, rules, regulations, ordinances or orders.

(c)           IFEP shall obtain and continuously maintain in effect any and all governmental consents, approvals, authorizations, qualifications, registrations, licenses or permits which are necessary or appropriate for IFEP to fully and timely perform all of its services, duties and obligations under this Agreement.

(d)           IFEP shall not engage in any negligent, illegal, deceptive, fraudulent or misleading acts or omissions in connection with the performance of any services, duties or obligations under this Agreement, including, without limitation, providing any deceptive, fraudulent, misleading or false information to EEI.

(e)           IFEP will engage, at the sole cost and expense of IFEP, such number of personnel as are necessary for IFEP to timely and fully comply with the terms of this Agreement.  All such personnel shall be employees, agents or independent contractors of IFEP and not of EEI, and shall be bound by all of the terms and conditions of this Agreement.  IFEP shall be responsible and liable for assuring full compliance by all such personnel with all of the terms and conditions of this Agreement.

9.             Purchase Price and VAT Payments.  The purchase price for Ethanol under each particular Accepted Purchase Order shall be the purchase price specified in the Accepted Purchase Order (in each case, the “Purchase Price”).  The aggregate Purchase Price payable with respect to all Ethanol which has been loaded onto the trucks or rail cars of the EEI Carriers by Sunday of any given week and for which EEI has received a bill of lading and a certificate of analysis by 11:59 a.m., Plant time, on that Sunday shall be paid by EEI, in full, in United States dollars, by wire transfer on or before the next following Thursday.  If EEI has not received a bill of lading and a certificate of analysis with respect to some Ethanol on or before 11:59 a.m. on a Sunday, payment for the Ethanol in question shall be made on the next scheduled Purchase Price payment date which follows the date on which EEI receives a bill of lading and a certificate of analysis for the Ethanol in question.

The certificate of analysis shall be in a format mutually agreeable to IFEP and EEI.  EEI acknowledges and agrees that each such certificate of analysis may or may not be indicative of any future Ethanol, and that no certificate of analysis is a representation or warranty by IFEP or otherwise a part of this Agreement.

EEI shall also pay to IFEP, in addition to the Purchase Price, an amount equal to [***] percent ([***]%) of the Net Profit Amounts (as that term is defined below) that are to be received by EEI in all Value-Added Transactions (as that term is also defined below).  The term “Value-Added Transaction” means any transaction entered into by EEI for the sale or other disposition of Ethanol purchased by EEI pursuant to this Agreement which is different than the transaction that EEI had originally established or entered into for the sale or other disposition of such Ethanol by EEI (the “Original Transaction”), and pursuant to which EEI obtains a net profit which is greater than the net profit that EEI would have obtained if EEI had sold such Ethanol in strict accordance with the Original Transaction.  Value-Added Transactions may involve EEI establishing a different transaction or agreement with the purchaser under the Original Transaction, or may involve EEI negotiating a buyout from the Original Transaction, and may include freight savings, swaps, bookouts, time exchanges, location exchanges, rack pricing and spread differentials.  The term “Net Profit Amounts” means the difference between the net profit to be received by EEI pursuant to all Value-Added Transactions and the net profit which EEI was to receive under the related Original Transactions.  The payments required to be made by EEI under this paragraph (each, a “VAT Payment”) shall be paid by EEI quarterly, by wire transfer, within thirty (30) days of the close of each calendar quarter.  Each VAT Payment shall be accompanied by documentation evidencing the amount and basis for the VAT Payment in question.  EEI agrees that the VAT Payments with respect to each calendar year commencing with the 2005 calendar year shall in no event be less than the Minimum VAT Amount (as that term is defined below), regardless of whether EEI engaged in any Value-Added Transactions during such calendar year or had sufficient Profit Amounts during such calendar year, and if the VAT Payments otherwise made by EEI to IFEP with respect to any calendar year do not equal or exceed the Minimum VAT Amount, the final VAT Payment by EEI with respect to such calendar year shall be in such amount as is necessary to cause the aggregate of the VAT Payments made by EEI to IFEP with respect to that calendar year to equal the Minimum VAT Amount.  The term “Minimum VAT Amount” means the amount determined by multiplying (i) the number of gallons of Ethanol purchased by EEI during the calendar year in question, by (ii) [***]¢.  By way of example, the Minimum VAT Amount in the event EEI purchases 100,000,000 gallons of Ethanol during any given calendar year will be $[***].

Any Purchase Price or VAT Payment which is not made by EEI when due shall bear interest at the rate of ten percent (10%) per annum from the date due until paid.

10.           Monthly Fee to EEI.  IFEP shall pay EEI a monthly fee (the “Monthly Fee”) for all services and materials provided by EEI pursuant to this Agreement in an amount determined by multiplying (i) the number of gallons of Ethanol purchased by EEI during the month in question, by (ii) $[***].  The Monthly Fee with respect to each month shall be payable, in arrears, on or before the tenth day following IFEP’s receipt of an invoice therefor from EEI.  Any Monthly Fee which is not paid by IFEP when due shall bear interest at the rate of ten percent (10%) per annum from the date due until paid.  IFEP reserves the right, at its option and in its discretion, to elect to pay any Monthly Fee by having EEI set off the Monthly Fee against, and withheld from, the next scheduled Purchase Price to be paid by EEI.  IFEP may exercise this option from time to time by providing notice thereof to EEI at any time within six (6) days of IFEP’s receipt of EEI’s invoice for the Monthly Fee in question.

11.           Expenses of EEI.  Except only as may be otherwise expressly and specifically provided for herein, EEI shall pay and be solely responsible for all costs and expenses of any nature whatsoever which are incurred by EEI in promoting, marketing, selling and delivering the

Ethanol and otherwise in providing any services pursuant to or in performing any duties or obligations under this Agreement.

12.           Representations of EEI.  EEI represents and warrants to IFEP as follows, both as of the date of this Agreement and again effective with each Accepted Purchase Order:

(a)           EEI has and shall maintain substantial knowledge of, and contacts and relationships within, the ethanol industry, and EEI has and shall maintain substantial expertise in the marketing, sale, distribution and transportation of ethanol.

(b)           EEI is a corporation duly organized, validly existing and in good standing under the laws of the State under which EEI was organized, and has and shall maintain all requisite power and authority to own its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(c)           This Agreement has been duly authorized, executed and delivered by EEI, and constitutes the legal, valid and binding obligation of EEI, enforceable in accordance with its terms.  EEI has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of EEI have been taken to authorize the execution, delivery and performance of this Agreement.

(d)           The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of EEI or of any agreement, document or instrument to which EEI is a party or by which EEI or any of its assets or properties are bound.

(e)           There is no civil, criminal, governmental or other litigation, action, suit, investigation, claim or demand pending, or, to the knowledge of EEI, threatened against EEI, which may have a material adverse effect upon the transactions contemplated by this Agreement or EEI’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.

13.           Representations of IFEP.  IFEP represents and warrants to EEI as follows, both as of the date of this Agreement and again effective with each Accepted Purchase Order:

(a)           IFEP is a limited liability company duly organized, validly existing and in good standing under the laws of the State under which IFEP was organized, and has and shall maintain all requisite power and authority to own its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by IFEP, and constitutes the legal, valid and binding obligation of IFEP, enforceable in accordance with its terms.  IFEP has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of

IFEP have been taken to authorize the execution, delivery and performance of this Agreement.

(c)           The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of IFEP or of any agreement, document or instrument to which IFEP is a party or by which IFEP or any of its assets or properties are bound.

(d)           There is no civil, criminal, governmental or other litigation, action, suit, investigation, claim or demand pending, or, to the knowledge of IFEP, threatened against IFEP, which may have a material adverse effect upon the transactions contemplated by this Agreement or IFEP’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.

14.           Limited Warranty.  IFEP represents and warrants to EEI that the Ethanol sold to EEI pursuant to this Agreement will, in the form as loaded onto the truck or rail car of the EEI Carrier, meet or exceed (but need not exceed) the specifications set forth in Exhibit “C” to this Agreement (the “Specifications”) for a period of ninety (90) days from the date of loading onto the truck or rail car, as the case may be, of the EEI Carrier at the Plant (the “Warranty Period”).  The foregoing warranty will automatically be void if the failure of any Ethanol to meet the Specifications has resulted in any way from the condition or prior use of the truck or rail car of the EEI Carrier, any act or omission of the EEI Carrier, EEI’s negligence, or from accident, abuse, misapplication or an Impossibility Event.

If any Ethanol fails to conform to the warranty set forth above in this Section 14 during the Warranty Period and EEI provides IFEP, before the close of the Warranty Period, with (i) written notice of the failure, and (ii) satisfactory written evidence and other proof of such failure, IFEP will replace the Ethanol, at IFEP’s cost, with Ethanol which meets or exceeds (but need not exceed) the Specifications within five (5) business days of IFEP’s receipt of EEI’s written notice and evidence; provided, however, that in the event IFEP has commitments for the sale of its entire production and inventory of Ethanol over the next five (5) business day period, IFEP will reasonably cooperate with EEI to replace the Ethanol in question with other Ethanol as soon as is commercially practicable.  If IFEP disagrees with EEI’s written notice or other written evidence, IFEP may have the Ethanol in question or any samples of the shipment of Ethanol in question which may have been retained by IFEP tested by an independent laboratory for verification that the Ethanol did not meet the Specifications and/or the reasons why the Ethanol did not meet the Specifications.  IFEP shall bear the costs for any such testing; provided, however, that in the event the Ethanol in question is found by the independent laboratory to be in conformance with the Specifications or that the Ethanol failed to meet the Specifications because of any reason or cause referred to in the first paragraph of this Section, then EEI shall accept and pay for both the Ethanol and the replacement Ethanol provided by IFEP, and shall also fully reimburse IFEP for all costs incurred in connection with the testing of the Ethanol and the shipping and handling of the replacement Ethanol, all within five (5) days of the demand therefore by IFEP.  EEI shall reasonably cooperate with IFEP in the testing of any Ethanol pursuant to this paragraph.

15.          Exclusion of All Other Warranties.  Except only for the limited warranties expressly given in Section 13 of this Agreement and for the limited warranty expressly given in the first paragraph of Section 14 of this Agreement, IFEP makes no express warranties whatsoever regarding any Ethanol or any other thing or matter whatsoever, and IFEP hereby excludes and disclaims in entirety all implied warranties whatsoever, including, without limitation, the implied warranties of merchantability, noninfringement and fitness for a particular purpose, with respect to all Ethanol and all other things or matters whatsoever.

16.          Limitation of Liability; Statute of Limitations.  Neither IFEP nor EEI makes any warranty, express or implied, to the other of profit or of any particular economic results from the transactions contemplated by this Agreement.  Under no circumstances or theories shall IFEP or EEI be liable to the other for any lost profits, business or goodwill, or for any exemplary, special, incidental, consequential, punitive or indirect damages whatsoever, which are in any way related to or connected with or arise out of this Agreement (and even if IFEP or EEI, as the case may be, knew or should have known of the possibility of any of those damages), including, without limitation, to, with or out of any performance or nonperformance of any Ethanol or by EEI or IFEP, or EEI’s use of or inability to use any Ethanol (whether alone or in connection with or as part of other goods or products) or any other goods or products for any reason and for any purpose whatsoever; provided, however, that the foregoing shall not be applicable to, and neither IFEP nor EEI waive any losses or damages that result or arise from, any breach of Sections 23 or 24 of this Agreement, or any negligent or reckless act or omissions of, or willful misconduct by, the other.  Any claim, suit or action for any breach or nonfulfillment of or default under any term or condition of this Agreement must be commenced within two (2) years of the date the cause of action accrued, or such claim, suit or action shall be lost and forever barred.

IFEP and EEI each also hereby absolve and release the other from, and agree to refrain from seeking any claims, suits, actions or remedies whatsoever against the other for, any and all losses, claims, damages, costs, suits and liabilities for deterioration of quality, shrinkage in quantity, or loss of grade of Ethanol resulting from the inherent nature of loading operations and the inherent nature of Ethanol, provided, however, that this paragraph is in no way intended or shall be interpreted to relieve either IFEP or EEI for their own negligence, willful misconduct or theft.

17.           Insurance.  At all times during the term of this Agreement, EEI will maintain in full force and effect a policy or policies of commercial general liability insurance with combined single limits of not less than $2,000,000.  EEI shall provide evidence of such insurance to IFEP upon the request of IFEP from time to time.

At all times during the term of this Agreement, IFEP will maintain in full force and effect a policy or policies of commercial general liability insurance with combined single limits of not less than $2,000,000.  IFEP shall provide evidence of such insurance to EEI upon the request of EEI from time to time.

18.          Grant of Security Interest by EEI.  EEI hereby grants to IFEP a security interest in and to all of the Ethanol which is at any time sold by IFEP to EEI, with such security interest to secure payment of all amounts payable by EEI to IFEP under this Agreement and the performance of all of the other duties and obligations of EEI under this Agreement, whether now existing or hereafter arising.  EEI will be in breach of and default under the security interest granted by this Section upon the failure to make any payment, when due and payable, of any amounts payable under this Agreement, or upon the breach or nonfulfillment of or default under any other term or condition of this Agreement.  After the occurrence of any such breach, nonfulfillment or default, IFEP may exercise at any time and from time to time any and all rights and remedies available to a secured party under applicable law.

19.           Term and Termination.  The term of this Agreement shall commence on the date hereof and shall continue thereafter for a period of one (1) year (the “Initial Term”), and shall be automatically renewed thereafter for successive terms of two (2) years each (each, a “Renewal Term”), unless either IFEP or EEI provides the other with written notice of its desire to not renew this Agreement, for any reason or for no reason, at least forty-five (45) days prior to the close of the Initial Term or the Renewal Term then in effect or this Agreement is earlier terminated pursuant to any other provision of this Agreement.

This Agreement may or will be, as the case may be, terminated in accordance with any of the following:

(a)           This Agreement may be terminated by IFEP at any time, with or without cause, for any reason or for no reason, effective ninety (90) days following the giving of written notice thereof to EEI by IFEP.

(b)          This Agreement may be terminated by IFEP or by EEI in the event of any breach or nonfulfillment of or default under any term or condition of this Agreement by the other, which breach, nonfulfillment or default is not fully cured within twenty (20) days, or eight (8) days in the event of nonpayment of an amount due, following the giving of written notice thereof to the breaching party by the nonbreaching party; provided, however, that this Agreement may be terminated by IFEP or by EEI, as the case may be, effective upon the giving of written notice pursuant to this subparagraph (b), and without any opportunity for cure by the other, if they have previously provided the other with bona fide written notices pursuant to this subparagraph (b) on at least three (3) or more prior occasions during the Initial Term or the Renewal Term then in effect.

(c)           This Agreement may be terminated by IFEP or by EEI, effective upon the giving of written notice thereof to the other, in the event of the dissolution or liquidation of, termination of existence of, insolvency of, business failure of, appointment of a receiver of or for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor/creditor, receivership or similar or related law by or against the other, and which proceeding is not dismissed within sixty (60) days of the commencement thereof.

(d)           This Agreement may be terminated by IFEP or by EEI if such termination is required by any governmental or regulatory authority, and any such termination shall be effective on the earlier of:  (i) the date required by such governmental or regulatory authority, or (ii) the thirtieth day following the giving of written notice of termination pursuant to this subparagraph (d) by IFEP or EEI, as the case may be, to the other.

20.          Transactions Upon and After Termination.  In addition to any other provisions hereof addressing the rights or obligations of IFEP or EEI upon or after the termination of this Agreement, IFEP and EEI agree that upon the termination of this Agreement, for whatever reason or no reason:

(a)           IFEP shall satisfy and fulfill any Purchase Orders which became Accepted Purchase Orders before the earlier of (i) the giving of any notice pursuant to Section 19 of this Agreement, or (ii) the effective date of the termination of this Agreement; provided, however, that IFEP shall not be obligated to fill any Accepted Purchase Order in the event of the giving of any notice by IFEP pursuant to, or the termination of this Agreement by IFEP pursuant to, Section 19(b) or Section 19(c) of this Agreement, and any such Accepted Purchase Orders which IFEP determines, in its sole discretion, not to fill shall be deemed to be canceled and terminated and IFEP shall have no responsibility or liability therefor.

(b)          EEI shall satisfy and comply with any Purchase Orders which became Accepted Purchase Orders before the earlier of (i) the giving of any notice pursuant to Section 19 of this Agreement, or (ii) the effective date of the termination of this Agreement; provided, however, that EEI shall not be obligated to purchase according to any Accepted Purchase Order in the event of the giving of any notice by EEI pursuant to, or the termination of this Agreement by EEI pursuant to, Section 19(b) or Section 19(c) of this Agreement, and any such Accepted Purchase Orders which EEI determines, in its sole discretion, not to comply with shall be deemed to be canceled and terminated and EEI shall have no responsibility or liability therefor, and IFEP shall be free to sell or otherwise dispose of the Ethanol which was subject to such Accepted Purchase Orders.

(c)           All amounts owing by IFEP to EEI, or by EEI to IFEP, under this Agreement, shall be paid in full by IFEP to EEI or by EEI to IFEP, as the case may be, by the earlier of (i) the normal and ordinary course payment date as otherwise provided in this Agreement, or (ii) the date which is ten (10) days following the effective date of the termination of this Agreement.

The termination of this Agreement, for whatever reason or for no reason, shall not affect any liability or obligation of IFEP or EEI hereunder which shall have accrued prior to or as a result of such termination, including, but not limited to, any liability for loss or damage on account of breach, nor shall the termination of this Agreement, for whatever reason or for no reason, affect the terms or provisions hereof which contemplate performance by or continuing obligations of IFEP and/or EEI beyond the termination hereof, including, without limitation, the respective obligations of IFEP and EEI under Sections 23 and 28 of this Agreement.

21.           Additional Rights of IFEP and EEI.  Notwithstanding anything in this Agreement which may appear to be to the contrary, IFEP reserves the right to reject Purchase Orders and to withhold fulfilling any and all Accepted Purchase Orders during any period of time that EEI is in breach or nonfulfillment of or default under any payment term or payment condition of this Agreement.  IFEP also reserves the right to terminate or withhold fulfilling any Accepted Purchase Order under the circumstances and as provided in Sections 8 and 20(a) of this Agreement, as well as all rights under the applicable Uniform Commercial Code, including, without limitation, the right to demand and receive adequate assurances of performance by EEI.

Notwithstanding anything in this Agreement which may appear to be to the contrary, EEI reserves the right to not submit Purchase Orders and to withhold purchasing under any and all Accepted Purchase Orders during any period of time that IFEP is in breach or nonfulfillment of or default under any payment term or payment condition of this Agreement.  EEI also reserves the right to terminate or not be obligated to purchase according to any Accepted Purchase Order under the circumstances and as provided in Section 20(b) of this Agreement, as well as any rights under the applicable Uniform Commercial Code, including, without limitation, any right to demand and receive adequate assurances of performance by IFEP.

22.           All Rights Reserved by IFEP and EEI.  IFEP and EEI each reserve all of their respective patent, copyright, trade secret, trademark, service mark, proprietary or confidential information, and intellectual property rights, and this Agreement does not grant either party any license, right to use or other right, title or interest in or to any patents, copyrights, trade secrets, trademarks, service marks, proprietary or confidential information, or intellectual property rights or properties whatsoever of the other party, except only to the limited extent that the use of proprietary or confidential information may be expressly permitted under Section 23 of this Agreement.

23.           Confidential Information.  IFEP and EEI acknowledge that they may have access to certain proprietary or confidential information of the other and that such information constitutes valuable, special and unique property of the other.  IFEP and EEI agree that they will not, at any time during the term of this Agreement or for a period of five (5) years after the termination of this Agreement (whether this Agreement is terminated by IFEP or EEI and with or without cause, for any reason or for no reason), in any fashion, form or manner, either directly or indirectly, use for their own or another’s benefit, or divulge, disclose or communicate to any person in any manner whatsoever, any such proprietary or confidential information; provided, however, that (i) IFEP may make disclosures regarding this Agreement and the transactions contemplated hereby to the extent IFEP deems necessary or appropriate or as may be required in connection with any debt or equity financing or insurance coverage as may from time to time be pursued or obtained by IFEP or any Affiliate of IFEP, including to prospective or actual lenders and investors and to actual or potential assignees or transferees of any such lender or in connection with a foreclosure, assignment in lieu of foreclosure or other exercise of any rights or remedies by any such lender; (ii) EEI may make disclosures regarding this Agreement and the transactions contemplated hereby to the extent EEI deems necessary or appropriate or as may be required in connection with any debt or equity financing or insurance coverage as may from time to time be pursued or obtained by EEI or any Affiliate of EEI, including to prospective or actual lenders and investors and to actual or potential assignees or transferees of any such lender or in connection with a foreclosure, assignment in lieu of foreclosure or other exercise of any rights or remedies by any such lender; (iii) IFEP and EEI may make disclosures regarding this Agreement and the transactions contemplated hereby to their respective legal counsel and accountants; and (iv) the reasonable use of any proprietary or confidential information as part of or in connection with the transactions contemplated by this Agreement during the term of this Agreement is permitted.

For purposes of this Agreement, the term “proprietary or confidential information” shall mean all information, documentation or financial data which is proprietary or confidential in nature and which is used by or belongs or relates to IFEP or EEI, as the case may be, and which is disclosed or made available to or otherwise obtained by the other, its employees or agents, and includes but is not limited to, the prices charged for services hereunder or any other information concerning the other’s business, manner of operation, plans, processes or other data of any kind.  “Proprietary or confidential information” shall not include, however, any of the following information and/or types of information:  (i) information of IFEP or EEI, as the case may be, that at the time furnished to the other is in the public domain or later becomes part of the public domain by publication or otherwise through no fault of the other or its employees or agents; (ii) information of IFEP or EEI, as the case may be, that was independently developed by the other by persons without access to or knowledge of, or any use of, the proprietary or confidential information of IFEP or EEI, as the case may be; or (iii) information of IFEP or EEI, as the case may be, that was obtained by the other on a nonconfidential basis from a person entitled to disclose the information.

                If the proprietary or confidential information of IFEP or EEI, as the case may be, is required to be disclosed by the other by court order, governmental action, legal process or applicable law, such party shall, if legally permissible, first give written notice thereof to the other party whose confidential information is to be disclosed and reasonably cooperate with such party (at such party’s cost and expense) in such party’s attempt to obtain a protective order or waiver or exclusion from the court or other applicable governmental or other authority or law.

                IFEP and EEI agree that the other would be irreparably damaged by reason of their violation of any of the provisions contained in this Section 23 and that any remedy at law for a breach of such provisions would be inadequate, and that they shall each be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against the other or its employees or agents for any breach or threatened breach of any of the provisions contained in this Section 23 without the necessity of proving actual monetary loss or posting any bond or other form of collateral or security.  It is expressly understood that the remedy described in this Section 23 shall not be the exclusive remedy for any breach of this Section 23.

                Nothing in this Section 23 is intended or shall be construed as requiring either IFEP or EEI to furnish any proprietary or confidential information to the other, except only to the limited extent, if any, as may be necessary for the other to perform and provide its services and duties under this Agreement.

24.           Noncompete Covenant.  EEI covenants and agrees that during the term of this Agreement, EEI will not, directly or indirectly, become an investor in or provide any services, goods or materials to or for, or otherwise become interested, associated or concerned in any way in or with, any ethanol plant which is located anywhere within a [***] mile radius of the location of the Plant, other than an ethanol plant owned or operated by IFEP or an Affiliate of IFEP.  IFEP’s remedies upon a breach or imminent breach of this Section include the right to preliminary and permanent injunctive relief restraining EEI from any further violation of this Section, and without the posting of any bond or other form of collateral or security.  EEI acknowledges and warrants that enforcement of a remedy by way of injunction will not prevent EEI from earning a livelihood or work an undue hardship on EEI, and that injunctive relief is necessary and appropriate to protect the justifiable business interests of IFEP.  Notwithstanding the foregoing, IFEP acknowledges that this Section 24 does not limit or prohibit EEI from purchasing ethanol from, or providing marketing services to, the plant owned by [***] which is located in or around [***], [***], and that this Section 24 does not limit or prohibit EEI from (i) entering into Value Added Transactions with plants that are located within the [***]-mile radius specified above, or (ii) making isolated, opportunistic purchases from time to time of ethanol from a plant otherwise located in the [***]-mile radius specified above.

                25.           IFEP and EEI Representative.  IFEP shall designate to EEI in writing one or more representatives of IFEP through whom all contacts from EEI pursuant to this Agreement may be made, and, unless otherwise specified in this Agreement, each such representative shall be deemed to have full authority to make all decisions and to resolve all matters, disputes and issues under this Agreement on IFEP’s behalf.  IFEP may change its representative or representatives from time to time for any reason or no reason, effective upon the giving of written notice to EEI.

                EEI shall designate to IFEP in writing one or more representatives of EEI (each, an “EEI Representative”) through whom all contacts from IFEP pursuant to this Agreement may be made, and, unless otherwise specified in this Agreement, each such representative shall be deemed to have full authority to make all decisions and to resolve all matters, disputes and issues under this Agreement on EEI’s behalf.  EEI may change its representative or representatives from time to time for any reason or no reason, effective upon the giving of written notice to IFEP.

26.           Nature of Relationship; Authority of Parties.  Nothing contained in this Agreement and no action taken or omitted to be taken by IFEP or EEI pursuant hereto shall be deemed to constitute IFEP and EEI a partnership, an association, a joint venture or other entity whatsoever.  This Agreement is not intended and shall not be construed to constitute IFEP or EEI to be an agent of the other or to cause IFEP or EEI to be responsible in any way for the acts, omissions, debts, liabilities or obligations of the other (including, without limitation, any liability arising from any negligent or other acts or omissions of the other). Neither IFEP nor EEI have the authority to bind the other in any respect whatsoever.  Without limiting the generality of the foregoing, neither IFEP nor EEI have any responsibility for the completion or performance of the other’s contracts and agreements with their customers, suppliers or other persons.

27.           Impossibility.  Notwithstanding anything in this Agreement which may appear to be to the contrary, if any term or condition of this Agreement to be performed or observed by IFEP or EEI (except for payment obligations and under Sections 23 and 24) is rendered impossible of performance or observance due to any force majeure or any other act, omission, matter, circumstance, event or occurrence beyond the reasonable control of IFEP or EEI, as the case may be (each, an “Impossibility Event”), IFEP or EEI, as the case may be, shall, for so long as such Impossibility Event exists, be excused from such performance or observance, provided that the affected party notifies the other in writing within twenty-four (24) hours of the occurrence of the Impossibility Event and takes all appropriately reasonable steps as soon as reasonably practicable upon the termination of the Impossibility Event to recommence performance or observance; provided, however, that if after forty-five (45) days from the onset of the Impossibility Event, IFEP or EEI is still unable to perform their obligations hereunder, either IFEP or EEI may, in their respective discretion, terminate this Agreement effective upon the giving of written notice thereof to the other.  The term “Impossibility Event” includes, without limitation, fire, storm, flood, earthquake, acts of God, civil disturbances or disorders, an actual or threatened act or acts of war, an actual or threatened act or acts of terrorism, computer failures, computer viruses, acts of computer hackers, sabotage, strikes, lockouts, labor disputes, labor shortages, stoppages or slowdowns initiated by labor, transportation embargos, failure or shortage of supplies or materials, accidents, equipment or mechanical failures, or acts or regulations or priorities of any governmental authority or branches or agencies thereof.

28.           Indemnification.  Subject to the limitation of EEI’s liability under Section 16 of this Agreement, EEI shall defend, indemnify, and hold IFEP harmless from and against any loss, claim, liability, damage, cost or expense (including, without limitation, attorneys’ fees and court costs) arising in connection with or resulting from (i) EEI’s marketing, sale or use of Ethanol and any other goods or products, and/or (ii) any breach or nonfulfillment of or default under any term or condition of this Agreement on the part of EEI (or any employee, agent or other personnel of EEI).

Subject to the exclusions and limitations on EEI’s remedies and on the liability of IFEP as provided in Sections 14, 15 and 16 of this Agreement, IFEP shall defend, indemnify and hold EEI harmless from and against any loss, claim, liability, damage, cost or expense (including, without limitation, attorneys’ fees and court costs) arising in connection with or resulting from any breach or nonfulfillment of or default under any term or condition of this Agreement on the part of IFEP (or any employee, agent or other personnel of IFEP).

29.           No Waiver; Modifications in Writing.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Except as may be otherwise expressly provided herein (including, without limitation, as provided in Sections 14, 15 and 16 of this Agreement), the remedies provided herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.  No amendment, modification, supplement or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by each of the parties hereto.  Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

               30.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, but without regard to provisions thereof relating to conflicts of law.

31.           Consent to Jurisdiction.  Each of the parties submits to the nonexclusive jurisdiction of any United States or Iowa court sitting in Des Moines, Iowa in any action or proceeding arising out of or relating to this Agreement.  Each party agrees that all claims and counterclaims with respect to any such action or proceeding may be heard and determined in any such courts, and waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such courts.  Each of the parties consents to the service of any and all process in any such action or proceeding by the personal service of copies of such process to the party, at its address specified for notices to be given hereunder.

32.           Waiver of Jury Trial.  Each of the parties hereby unconditionally waives any right to a jury trial with respect to and in any action, suit, proceeding, claim, counterclaim, demand, dispute or other matter whatsoever arising out of this Agreement.

33.           Assignment.  Neither IFEP nor EEI shall have the right to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that IFEP may, without the consent of EEI, (i) assign its rights and obligations under this Agreement to any Affiliate of IFEP or in connection with any sale of all or substantially all of the assets of IFEP, and (ii) assign this Agreement as security, collateral or otherwise to any lender of IFEP or any Affiliate of IFEP, and any such lender may in turn assign this Agreement upon any foreclosure or other exercise of any rights or remedies against IFEP or any Affiliate of IFEP.  IFEP will, however, provide EEI with written notice of any such assignment by no later than five (5) business days after the effective date of the assignment.

34.           Binding Effect on Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto (and their respective successors, legal representatives and assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement.

                35.           Giving of Notice.  Except as may be otherwise provided in this Agreement, all notices, demands, requests, and other communications desired or required to be given hereunder  (“Notices”) shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

               All Notices shall be deemed given and effective upon the earlier to occur of: (i) the hand delivery of such Notice to the address for Notices; (ii) one (1) business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three (3) business days after depositing the Notice in the United States mail as set forth above in this Section 35.  All Notices shall be addressed to the addresses set forth below the signatures to this Agreement, or to such other person or at such other place as any party hereto may by Notice designate as a place for service of Notice.

36.           Severability.  If any term of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, the remaining terms of this Agreement will not be affected thereby and will continue to be valid, legal and enforceable.  If any term of this Agreement is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such term shall be deemed to be written and construed, and shall be enforced, as so modified.  Any finding of invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such term in any other jurisdiction.  Without limiting the generality of the foregoing, each term of this Agreement which provides for a limitation of remedies or liability, disclaimer or exclusion of warranties, or exclusion or limitation of damages is subject to this Section.  Further, if any remedy is determined to have failed of its essential purpose or otherwise, all limitations of liability and exclusions and limitations of damages provided for in this Agreement will remain in full force and effect.

                37.           Entire Agreement.  This Agreement, all exhibits and schedules hereto, and, subject to Section 4 of this Agreement, each Purchase Order Form for each Accepted Purchase Order, constitute the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof.  No course of dealing or usage of trade shall be relevant or admissible to supplement or vary any of the terms of this Agreement.  All exhibits and schedules to this Agreement are incorporated into this Agreement as if set forth in their entirety and constitute a part hereof.

38.           Miscellaneous.  The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.  This Agreement shall not be construed more strongly against any party, regardless of who was more responsible for its preparation.  Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.  The use of the words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to this entire Agreement and not to any particular section, paragraph or provision.  The term “person” and words importing persons as used in this Agreement include firms, associations, partnerships, limited partnerships, joint ventures, trusts, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.  This Agreement may be executed by the parties hereto on any number of separate counterparts (including by facsimile or e-mail transmission), and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of November, 2004.

IOWA FALLS ETHANOL PLANT, L.L.C.		ECO-ENERGY, INC.

By:	/s/ Russell Stidolph	By:	/s/ Larry Beckwith
Name:	Russell Stidolph	Name: Larry Beckwith
Title:	Manager	Title: President
730 Cool Springs Blvd., Suite 130
Address		Franklin, TN 37067
21050 140th Street		Facsimile Number:
Iowa Falls, IA 50126

Exhibit A -             Fixed Ethanol Purchase Order Form [Section 4]

Exhibit B -              Posted Price Ethanol Purchase Order Form [Section 4]

Exhibit C -              Specifications [Section 14]

Exhibit D -              List of Current Rail Car Leases and Current Rail Cars [Section 5]